Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

REPORTS OUTSTANDING FIRST QUARTER

THE SUMMER OF ‘FIZZ’

FORT LAUDERDALE, FL, September 5, 2024, . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its first quarter ended July 27, 2024. Compared to the prior year:

●	Net sales increased to a record $329 million.

●	Operating profit increased 10% to $70 million.

●	Net income increased 14% to a record $57 million.

●	After a $304 million dividend payment, cash exceeded $77 million; and

●	Earnings per share increased from $.53 to $.61.

“Some may call this summer of 2024 – the summer of gold, the summer of champions and maybe even the summer of challenges. We at National Beverage call it the summer of ‘FIZZ’. The rising tide of our Company lifts more than taste and innovation, it also begins a new chapter that lifts the spirit and magnifies the focus within our Company. It took many years of hard work, dedication, perseverance and some failures to stand at this unique spot today,” stated a company spokesperson.

“The beginning of our new fiscal year brought about a period of boundless discovery, generating such innovative and inspiring creations as our latest and exciting flavor – Strawberry Peach – which blends the sweet, vibrant taste of strawberries with the luscious, juicy flavor of peaches. Launched less than 30 days ago to strong consumer response, Strawberry Peach will soon be available nationwide.”

-more-

National Beverage Corp.

“It is critical to understand the importance of our consumers’ attraction to our beverages. They are first drawn to the design of the package – graphics that stimulate curiosity, imagination, trust, acceptance and loyalty . . . for life! No package design, flavor profile or flavor name is finalized and released to the marketplace without enormous thought, passion, research and yes . . . love. Our consumers deserve and expect the very best from us and, not only are we living up to their expectations, in most cases we are exceeding them. Our aim . . . is their joy!”

“The July special cash dividend payment of $3.25 per share is further testimony to our summer of outstanding performance and innovative products that generate strong operating cash flows. We remain dedicated to delivering great-tasting beverages with emotional and sensory appeal to our consumers while providing exceptional value to our shareholders,” the spokesperson concluded.

“Patriotism” – If Only We Could Bottle It!

-more-

National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
July 27, 2024 and July 29, 2023

	(in thousands, except per share amounts)
	Three Months Ended		Trailing Twelve Months
	July 27, 2024	July 29, 2023	July 27, 2024	July 29, 2023

Net Sales	$329,473	$324,240	$1,196,927	$1,179,055

Net Income	$56,780	$49,631	$183,881	$156,341

Earnings Per Common Share
Basic	$.61	$.53	$1.97	$1.67
Diluted	$.61	$.53	$1.96	$1.67

Average Common Shares Outstanding
Basic	93,569	93,354	93,483	93,351
Diluted	93,667	93,610	93,644	93,610

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange

Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.